Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Nina Devlin (Media)
917.262.2973
Kris King (Investors)
724.514.1813

Mylan Reports Q1 2012 Adjusted Diluted EPS of $0.52, an 18% Increase Over Prior Year Quarter

Reaffirms 2012 Adjusted Diluted EPS Guidance of $2.30 - $2.50

PITTSBURGH – April 26, 2012–Mylan Inc. (Nasdaq: MYL) today announced its financial results for the three months ended March 31, 2012.

Financial Results

•	Adjusted diluted EPS of $0.52 for the three months ended March 31, 2012 compared to $0.44 for the same prior year period, an increase of 18%;

•

Adjusted total revenues of $1.58 billion for the three months ended March 31, 2012 compared to $1.45 billion for the same prior year period, an increase of 9%. Total revenues of $1.59 billion for the three months ended March 31, 2012 compared to $1.45 billion for the same prior year period, an increase of 10%;

•	On a GAAP basis, diluted EPS of $0.30 for three months ended March 31, 2012 compared to $0.23 for the same prior year period, an increase of 30%.

Mylan’s Chief Executive Officer, Heather Bresch said: “Our diverse global platform has once again delivered strong results, representing a great start to 2012. Double-digit growth in our North American, Asia Pacific and Specialty businesses allowed us to deliver robust financial results despite continued macroeconomic headwinds in certain regions, specifically Europe and Australia.”

Bresch continued: “We are reaffirming our 2012 guidance of $2.30 to $2.50 per share, and we continue to see opportunities for upside during the year. Further, the strength of our platform, first-in-class science and robust product portfolio give us continued confidence in our 2013 target of $2.75 per share, and in our growth in the years beyond.”

John Sheehan, Mylan’s Chief Financial Officer added: “I am pleased with our first quarter results, which were consistent with our expectations. Moving forward, we anticipate earnings in the second quarter to be in line with the first, before accelerating into the third quarter, which will be by far our strongest of the year, and finishing with a fourth quarter that will enable us to meet our midpoint of $2.40 per share.”

Financial Results Summary

Total third party revenues for the quarter ended March 31, 2012, increased $136.6 million, or 9.5%, to $1.57 billion from $1.44 billion in the comparable prior year period. The effect of foreign currency translation had an unfavorable impact of approximately 2% on total third party revenues primarily reflecting a stronger U.S. Dollar in comparison to the currencies of the other major markets in which Mylan operates. Translating third party revenues for the current quarter at prior year comparative period exchange rates would have resulted in year-over-year growth excluding foreign currency of approximately $162 million, or 11%.

A tabular summary of the company’s revenues for the quarters ended March 31, 2012, and 2011, is included at the end of this release. Also included at the end of this release are the reconciliations of adjusted financial results to the most closely applicable GAAP financial result.

Third party net revenues from Mylan’s Generics segment, which are derived from sales in North America, Europe, the Middle East and Africa (collectively, EMEA) and Australia, India, Japan and New Zealand (collectively, Asia Pacific) were $1.41 billion in the quarter ended March 31, 2012, compared to $1.34 billion in the comparable prior year period, representing an increase of $71.4 million or 5.3% or an increase of approximately 7% when excluding the unfavorable effect of foreign currency translation.

Third party net revenues from North America were $776.6 million for the quarter ended March 31, 2012, compared to $674.3 million for the comparable prior year period, representing an increase of $102.3 million or 15.2%. The increase in third party revenues was principally due to sales of new products which totaled approximately $211.1 million in the current quarter. The most significant new product launched in the first quarter was Escitalopram Tablets USP, 5 mg, 10 mg and 20 mg, the first equivalent product to Forest Laboratories’ Lexapro®, which is used for acute and maintenance treatment of major depressive disorder and acute treatment of generalized anxiety disorder. The increase in sales from new products was partially offset by lower sales of existing products, principally as a result of lower volumes. The effect of foreign currency translation was insignificant within North America.

Third party net revenues from EMEA were $335.6 million for the quarter ended March 31, 2012, compared to $389.1 million for the comparable prior year period, a decrease of $53.5 million, or 13.7%. Translating current quarter third party net revenues from EMEA at prior year comparative period exchange rates would have resulted in a decline in third party net revenues, excluding the effect of foreign currency, of approximately $39 million, or 10%. This decrease was mainly the result of competitive markets conditions which resulted in unfavorable pricing and volume in many of the European markets in which Mylan operates, partially offset by new product launches throughout the region and increased volume in Italy.

Third party net revenues in Asia Pacific were $298.7 million for the quarter ended March 31, 2012, compared to $276.1 million for the comparable prior year period, an increase of $22.6 million, or 8.2%. Foreign currency translation had a negative impact on sales for the current quarter. Excluding the effect of foreign currency, calculated as described above, the increase was approximately $32 million, or 12%. This increase is primarily driven by higher third party sales from at Mylan Laboratories Limited (formerly Matrix Laboratories Limited), Mylan’s subsidiary in India, as a result of an increase in sales of anti-retroviral finished dosage form generic products, which are used in the treatment of HIV/AIDS, as well as higher third-party sales of active pharmaceutical ingredients. In addition, third party net revenues in Japan were favorably impacted by overall market growth. Offsetting these increases was a decline in sales in Australia, as a result, in the current quarter, of the most significant government-imposed pricing reform in the country’s history.

For the quarter ended March 31, 2012, Mylan’s Specialty segment reported third party net revenues of $162.3 million, an increase of $65.3 million, or 67.3%, from the comparable prior year period of $97.0 million. The most significant contributor to Specialty segment revenues continues to be the EPIPEN® auto-injector, sales of which increased as a result of favorable pricing and growth in both the overall market and Mylan’s market share. The EPIPEN® auto-injector is the number one epinephrine auto-injector for the treatment of severe allergic reactions and maintains a market share in excess of 95% in the United States.

Gross profit for the quarter ended March 31, 2012 was $666.3 million and gross margins were 41.8%. In the comparable prior year period, gross profit was $590.9 million, and gross margins were 40.8%. Adjusted gross profit for the quarter ended March 31, 2012 was $760.0 million and adjusted gross margins were 48% as compared to adjusted gross profit of $681.8 million and adjusted gross margins of 47% in the comparable prior year period. The increase in adjusted gross margins was primarily the result of new product introductions in North America and favorable pricing on the EPIPEN® auto-injector, partially offset by the impact of pricing reductions in all regions of our generics segment.

Earnings from operations were $246.4 million for the quarter ended March 31, 2012, compared to $211.7 million for the comparable prior year period. Adjusted earnings from operations for the quarter ended March 31, 2012 was $368.3 million as compared to adjusted earnings from operations of $339.5 million in the comparable prior year period. This increase was driven by higher gross profit in the current year, mainly as a result of the increase in revenues in North America generics and in the Specialty segment and gross margin expansion as discussed above, partially offset by increases in selling, general and administrative costs (“SG&A”). SG&A costs increased as a result of increased marketing and employee benefit costs, including increased costs for retirement and post-employment programs.

Interest expense for the quarter ended March 31, 2012, totaled $82.4 million, compared to $84.4 million for the comparable prior year period. Adjusted interest expense for the quarter ended March 31, 2012 was $60.9 million as compared to adjusted interest expense of $72.5 million in the comparable prior year period. The decrease was the result of lower interest expense on variable rate debt instruments primarily due to the refinancing of our credit agreement in November 2011.

Other (expense) income, net, was expense of $5.7 million for the quarter ended March 31, 2012 compared to income of $3.3 million in the comparable prior year period. Generally included in other (expense) income, net, are foreign exchange gains and losses and interest and dividend income.

Net earnings attributable to Mylan Inc. increased $24.9 million or 24% to $129.1 million for the three months ended March 31, 2012 as compared to $104.2 million for the prior year comparable period. Adjusted earnings increased $27.6 million or 14% to $224.5 million for the three months ended March 31, 2012 as compared to adjusted earnings of $196.9 million for the prior year comparable period. The increase was largely driven by new product launches in North America and increased sales in the Specialty segment.

EBITDA, which is defined as net income (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $366.4 million for the quarter ended March 31, 2012, and $334.6 million for the comparable prior year period. After adjusting for certain items as further detailed below, adjusted EBITDA was $411.2 million for the current quarter and $386.0 million for the comparable prior year period.

Operating Cash Flow

Adjusted cash provided by operating activities was $67 million for the quarter ended March 31, 2012, compared to $14 million for the comparable prior year period. The increase in adjusted cash provided by operating activities was principally the result of an increase in profitability. On a GAAP basis, cash used in operating activities was $(109) million for the quarter ended March 31, 2012, compared to $(46) million for the comparable prior year period. The increase in GAAP cash used in operating activities was principally the result of an increase in the payments related to previously accrued litigation settlements. Capital expenditures were approximately $36 million in the current year as compared to approximately $41 million in the same prior year period.

Non-GAAP Financial Measures

Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing certain non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other expense, revenue and operating cash flow items in order to supplement investors’ and other readers’ understanding and assessment of the company’s financial performance, because the company’s management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, the company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our credit agreement is appropriate to provide additional information to investors to demonstrate the company’s ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the company’s ability to incur additional indebtedness. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the quarters ended March 31, 2012 and 2011 (in millions, except per share amounts):

	Three months ended March 31,
	2012		2011
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$129.1	$0.30	$104.2	$0.23
Purchase accounting related amortization (included in cost of sales)	89.5		86.7
Litigation settlements, net	2.2		24.0
Interest expense, primarily amortization of convertible debt discount	13.3		11.9
Non-cash accretion of contingent consideration liability	8.2		—
Clean energy investment subsidiary revenue (a)	(8.7)		—
Restructuring & other special items included in:
Cost of sales	12.9		4.1
Research and development expense	1.4		0.6
Selling, general and administrative expense	24.6		12.4
Other (expense) income, net	2.3		—
Tax effect of the above items and other income tax related items	(50.3)		(47.0)

Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$224.5	$0.52	$196.9	$0.44

Weighted average diluted common shares outstanding	432.4		448.5

(a)	Adjustment represents exclusion of revenue related to our ownership of a clean energy investment subsidiary, whose activities qualify for tax credits under section 45 of the Internal Revenue Code. Amount is included in other revenue.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to adjusted EBITDA for the quarters ended March 31, 2012, and 2011 (in millions):

	Three months ended March 31,
	2012	2011
GAAP net earnings attributable to Mylan Inc.	$129.1	$104.2
Add/(Deduct):
Net contribution attributable to the noncontrolling interest and equity method investees	0.3	0.4
Income taxes	28.8	26.0
Interest expense	82.4	84.4
Depreciation and amortization	125.8	119.6

EBITDA	$366.4	$334.6
Add Adjustments:
Stock-based compensation expense	12.3	10.3
Litigation settlements, net	2.2	24.0
Restructuring & other special items	30.3	17.1

Adjusted EBITDA	$411.2	$386.0

Conference Call

Mylan will host a conference call and live webcast today, Thursday, April 26, 2012, at 10:00 a.m. ET, in conjunction with the release of its financial results. The dial-in number to access the call is 877.402.3913 or 817.382.5964 for international callers. A replay, available for approximately seven days, will be available at 800.585.8367 or 404.537.3406 for international callers with access pass code 70819215. To access a live webcast of the call, please log on to Mylan’s Web site (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available on www.mylan.com for approximately seven days.

About Mylan

Mylan Inc. ranks among the leading generic and specialty pharmaceutical companies in the world and provides products to customers in more than 150 countries and territories. The company maintains one of the industry’s broadest and highest quality product portfolios supported by a robust product pipeline; operates one of the world’s largest active pharmaceutical ingredient manufacturers; and runs a specialty business focused on respiratory, allergy and psychiatric therapies. For more information about Mylan, please visit www.mylan.com. For more information about generic drugs, please visit www.ChoosingGenerics.com.

Forward Looking Statements

This press release includes statements that constitute “forward-looking statements”, including with regard to the Company’s future operations and its earnings expectations. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the Company’s business; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2011, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company’s control between the date of this release and the date that its Form 10-Q for the quarter ended March 31, 2012, is filed with the SEC could potentially result in adjustments to reported results. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Mylan Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except per share amounts)

	Three months ended March 31,
	2012	2011
Revenues:
Net revenues	$1,573,075	$1,436,510
Other revenues	19,333	12,448

Total revenues	1,592,408	1,448,958
Cost of sales	926,135	858,012

Gross profit	666,273	590,946

Operating expenses:
Research and development	80,959	75,310
Selling, general and administrative	336,769	279,995
Litigation settlements, net	2,173	23,966

Total operating expenses	419,901	379,271

Earnings from operations	246,372	211,675
Interest expense	82,409	84,410
Other (expense) income, net	(5,692)	3,251

Earnings before income taxes and noncontrolling interest	158,271	130,516
Income tax provision	28,844	25,971

Net earnings	129,427	104,545
Net earnings attributable to the noncontrolling interest	(348)	(370)

Net earnings attributable to Mylan Inc. common shareholders	$129,079	$104,175

Earnings per common share attributable to Mylan Inc.
common shareholders:
Basic	$0.30	$0.24

Diluted	$0.30	$0.23

Weighted average common shares outstanding:
Basic	427,257	437,148

Diluted	432,365	448,473

Mylan Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	March 31, 2012	December 31, 2011
Assets:
Current assets:
Cash and cash equivalents	$258,038	$375,056
Restricted cash	8,722	9,274
Marketable securities	31,041	30,686
Accounts receivable, net	1,537,698	1,426,438
Inventories	1,488,281	1,396,742
Other current assets	415,358	330,648

Total current assets	3,739,138	3,568,844
Intangible assets, net	2,629,496	2,630,747
Goodwill	3,558,653	3,517,935
Other non-current assets	2,006,908	1,880,617

Total assets	$11,934,195	$11,598,143

Liabilities:
Current liabilities	$2,111,280	$2,563,156
Long-term debt (a)	4,906,371	4,479,080
Other non-current liabilities	1,137,189	1,051,125

Total liabilities	8,154,840	8,093,361
Noncontrolling interest	13,496	13,007
Mylan Inc. shareholders’ equity	3,765,859	3,491,775

Total liabilities and equity	$11,934,195	$11,598,143

(a)	At December 31, 2011, long-term debt of approximately $594.0 million related to the Senior Convertible Notes was classified within current liabilities. During the first quarter the Senior Convertible Notes matured and were repaid.

Mylan Inc. and Subsidiaries

Summary of Revenues by Segment

(Unaudited; in millions)

	Three Months Ended March 31,		Percent Change
	2012	2011	Total	Constant Currency(1)
Generics:
Third party net sales
North America	$776.6	$674.3	15%	15%
EMEA	335.6	389.1	-14%	-10%
Asia Pacific	298.7	276.1	8%	12%

Total third party net sales	1,410.9	1,339.5	5%	7%

Other third party revenues	10.4	11.0

Total third party revenues	1,421.3	1,350.5
Intersegment revenues	0.4	0.4

Generics total revenues	1,421.7	1,350.9
Specialty:
Third party net sales	162.2	97.0	67%	67%

Other third party revenues	0.2	1.5

Total third party revenues	162.4	98.5
Intersegment revenues	14.6	16.8

Specialty total revenues	177.0	115.3
Corporate:
Other third party revenues	8.7	—
Elimination of intersegment revenues	(15.0)	(17.2)

Consolidated total revenues	$1,592.4	$1,449.0	10%	12%

(1)	The constant currency percent change is derived by translating third party net sales for the current quarter at prior year comparative period exchange rates.

Mylan Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(Unaudited; in millions)

	Three months ended March 31,
	2012	2011
GAAP Other revenues	$19.3	$12.4
Deduct:
Revenues of clean energy investment subsidiary (a)	(8.7)	—

Adjusted Other revenues	$10.6	$12.4

	Three months ended March 31,
	2012	2011
GAAP Total revenues	$1,592.4	$1,449.0
Deduct:
Revenues of clean energy investment subsidiary (a)	(8.7)	—

Adjusted Total revenues	$1,583.7	$1,449.0

	Three months ended March 31,
	2012	2011
GAAP Cost of sales	$926.1	$858.0
Deduct:
Cost of sales of clean energy investment subsidiary (a)	(10.7)	—
Purchase accounting related amortization	(89.5)	(86.7)
Restructuring & other special items	(2.2)	(4.1)

Adjusted Cost of sales	$823.7	$767.2

Adjusted Gross Profit (b)	$760.0	$681.8

Adjusted Gross Margin (b)	48%	47%

	Three months ended March 31,
	2012	2011
GAAP total operating expenses	$419.9	$379.3
Deduct:
Operating expense of clean energy investment subsidiary (a)	(0.2)	—
Litigation settlements, net	(2.2)	(24.0)
Restructuring & other special items	(25.8)	(13.0)

Adjusted total operating expenses	$391.7	$342.3

Adjusted earnings from operations (c)	$368.3	$339.5

Mylan Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(Unaudited; in millions)

	Three months ended March 31,
	2012	2011
GAAP Interest expense	$82.4	$84.4
Deduct:
Interest expense of clean energy investment subsidiary (a)	(1.6)	—
Non-cash accretion of contingent consideration liability	(8.2)	—
Non-cash interest, primarily amortization of convertible debt discount	(11.7)	(11.9)

Adjusted Interest expense	$60.9	$72.5

Reconciliation of cash provided by operating activities

	Three months ended March 31,
	2012	2011
GAAP cash used in operating activities	$(109.1)	$(45.6)
Add:
Payment of litigation settlements	89.6	38.5
Adjustments for timing of cash receipts deducted in prior periods	68.0	21.0
Income tax items	18.4	—

Adjusted cash provided by operating activities	$66.9	$13.9

(a)	Adjustment represents exclusion of revenue and expenses related to our ownership of a clean energy investment subsidiary, whose activities qualify for tax credits under section 45 of the Internal Revenue Code.
(b)	Adjusted gross profit is calculated as adjusted total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by adjusted total revenue.
(c)	Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.